UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2015

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54687	27-1627696
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Probable Real Estate Acquisition
The Almaden
On September 2, 2015, KBS Real Estate Investment Trust III, Inc. (the “Company”), through an indirect wholly owned subsidiary, entered into a purchase agreement to acquire an office property consisting of three office buildings containing an aggregate of 416,127 rentable square feet located on approximately 5.8 acres of land in San Jose, California (“The Almaden”). The seller is not affiliated with the Company or its advisor. The contractual purchase price of The Almaden is approximately $150.0 million plus closing costs. The Company intends to fund the purchase of The Almaden with proceeds from a mortgage loan from an unaffiliated lender and proceeds from its now-terminated primary initial public offering. The Company is currently negotiating the terms of the mortgage loan. Pursuant to the purchase agreement, the Company would be obligated to purchase the property only after satisfaction of agreed upon closing conditions. There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $4.0 million of earnest money.
The Almaden was constructed between 1980 and 1981 and renovated in 2006.  As of September 2, 2015, The Almaden was 94% leased to 54 tenants with a weighted-average remaining lease term of 3.9 years.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: September 4, 2015	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer